Exhibit 11.1

                             PSW Technologies, Inc.
                   Computation of Pro Forma Earnings Per Share

                                                       Three Months Ended               Six Months Ended
                                                            June 30,                         June 30,
                                                  ----------------------------      --------------------------
                                                     1997             1996            1997            1996
                                                     ----             ----            ----            ----

Net income (loss)                                 $  (737,000)      $  695,000      $  231,000      $1,301,000
                                                  ===========       ==========      ==========      ==========

Pro forma net income                              $   721,000       $  431,000      $1,321,000      $  807,000
                                                  ===========       ==========      ==========      ==========

Primary:
Weighted average number of common
   shares outstanding                               6,221,222        5,538,463       5,890,215       5,538,463

Net effect of stock options and warrants -
   based on treasury stock method
   using average market price                       1,284,389        1,342,350       1,201,028       1,342,350
                                                  -----------       ----------      ----------      ----------

Weighted average number of common
   shares and equivalents outstanding               7,505,611        6,880,813       7,091,243       6,880,813
                                                  ===========       ==========      ==========      ==========

Pro forma earnings per share                      $      0.10       $     0.06      $     0.19      $     0.12
                                                  ===========       ==========      ==========      ==========

Fully diluted:
Weighted average number of common
   shares outstanding                               6,221,222        5,538,463       5,890,215       5,538,463

Net effect of dilutive stock options and
   warrants - based on treasury stock method
   using quarter-end market price                   1,386,109        1,342,350       1,301,054       1,342,350
                                                  -----------       ----------      ----------      ----------

Weighted average number of common
   shares and equivalents outstanding               7,607,331        6,880,813       7,191,269       6,880,813
                                                  ===========       ==========      ==========      ==========

Pro forma earnings per share (1)                  $      0.09       $     0.06      $     0.18      $     0.12
                                                  ===========       ==========      ==========      ==========

      (1) Fully diluted pro forma earnings per share is not disclosed in the financial statements as the resulting dilution is less than 3% of primary pro forma earnings per share.